Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Fourth Quarter and Full Year 2023 Financial Results

Full Year 2023 Revenues of $1.037 Billion Reflect 15.5 Percent Growth and 12.6 Percent Organic Growth, Respectively, Over Full Year 2022 Revenues of $898.3 Million

Fourth Quarter Revenues of $273.8 Million Reflect 9.8 Percent Growth and 7.3 Percent Organic Growth, Respectively, Over Fourth Quarter 2022 Revenues of $249.3 Million

Fourth Quarter 2023 Cash Flow Generated from Operations of $67.4 Million
Full Year 2023 Cash Flow Generated from Operations of $65.2 Million

Fourth Quarter 2023 Consolidated Book to Bill Ratio of 1.2 to 1 and Bookings of $330 Million

Last Twelve Months Ended December 31, 2023 Consolidated Book to Bill Ratio of 1.1 to 1 and Bookings of $1.15 Billion

2024 Financial Forecast Includes 10 Percent Organic Revenue Growth

SAN DIEGO, CA, February 13, 2024 – Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a Technology Company in the Defense, National Security and Global Markets, today reported its fourth quarter 2023 financial results, including Revenues of $273.8 million, Operating Income of $11.7 million, Net Income attributable to Kratos of $2.4 million, Adjusted EBITDA of $29.1 million and a consolidated book to bill ratio of 1.2 to 1.0.

Included in fourth quarter 2023 Net Income and Operating Income is non-cash stock compensation expense of $6.3 million and Company-funded Research and Development (R&D) expense of $8.0 million, which includes significant ongoing development efforts in our Space and Satellite Communications business to develop our virtual, software-based OpenSpace command & control (C2), telemetry tracking & control (TT&C) and other ground system solutions. The fourth quarter 2023 Net Income attributable to Kratos includes $3.2 million attributable to a non-controlling interest, which includes a charge of $2.7 million adjustment recorded to reflect the estimated increase in the value of the redeemable non-controlling interest to the estimated redemption amount by Kratos.

Kratos reported fourth quarter 2023 GAAP Net Income attributable to Kratos of $2.4 million and a GAAP Net Income per share of $0.02, compared to a GAAP Net Loss attributable to Kratos of $8.3 million and a GAAP Net Loss per share of $0.07 for the fourth quarter of 2022. Adjusted earnings per share (EPS) was $0.12 for the fourth quarter of 2023, compared to $0.08 for the fourth quarter of 2022.

Fourth quarter 2023 Revenues of $273.8 million increased $24.5 million, reflecting 9.8 percent and 7.3 percent organic growth, respectively, from fourth quarter 2022 Revenues of $249.3 million. Fourth quarter 2023 Cash Flow Generated from Operations was $67.4 million, primarily reflecting the receipt of accelerated favorable customer milestone payments, resulting in a Consolidated Days Sales Outstanding reduction from 117 days in the third quarter of 2023 to 109 days in the fourth quarter of 2023 and increases in deferred revenues or customer advanced payments to $101.8 million at the end of the fourth quarter of 2023, up from $79.4 million at the end of the third quarter of 2023. Free Cash Flow Generated from Operations for the Fourth Quarter of 2023 was $48.1 million after funding of $19.3 million of capital expenditures. Capital expenditures remain elevated due primarily to the manufacture of two production lots of Valkyries prior to contract award, to meet anticipated customer orders and requirements.

For the fourth quarter of 2023, Kratos’ Unmanned Systems (KUS) segment generated Revenues of $55.4 million, which included contribution of $6.4 million from the recent Sierra Technical Services, Inc. (STS) acquisition, as compared to $62.7 million in the fourth quarter of 2022, primarily reflecting reduced tactical drone activity. KUS’s Operating Income was $1.0 million in the fourth quarter of 2023 compared to $1.8 million in the fourth quarter of 2022. KUS’s Adjusted EBITDA for the fourth quarter of 2023 was $4.0 million, compared to fourth quarter 2022 KUS Adjusted EBITDA of $4.5 million, reflecting reduced volume.

KUS’s book-to-bill ratio for the fourth quarter of 2023 was 1.1 to 1.0 and 1.2 to 1.0 for the last twelve months ended December 31, 2023, with bookings of $61.2 million for the three months ended December 31, 2023, and bookings of $244.2 million for the last twelve months ended December 31, 2023. Total backlog for KUS at the end of the fourth quarter of 2023 was $255.8 million compared to $227.8 million at the end of the third quarter of 2023.

For the fourth quarter of 2023, Kratos’ Government Solutions (KGS) segment Revenues of $218.4 million increased from Revenues of $186.6 million in the fourth quarter of 2022, reflecting a 17.0 percent growth and organic growth rate. The increased Revenues includes organic revenue growth in our Space, Satellite, Cyber and Training Solutions, Turbine Technologies, C5ISR, and Microwave Products businesses.

KGS reported operating income of $17.5 million in the fourth quarter of 2023 compared to $8.8 million in the fourth quarter of 2022, primarily reflecting a more favorable mix and increased revenue volume. Fourth quarter 2023 KGS Adjusted EBITDA was $25.1 million, compared to fourth quarter 2022 KGS Adjusted EBITDA of $14.7 million, primarily reflecting the increased revenue and more favorable mix.

Kratos’ Space, Satellite, Cyber and Training business generated Revenues of $112.9 million in the fourth quarter of 2023 compared to $97.7 million in the fourth quarter of 2022, reflecting a 15.5 percent organic growth rate.

KGS reported a book-to-bill ratio of 1.2 to 1.0 for the fourth quarter of 2023, a book to bill ratio of 1.1 to 1.0 for the last twelve months ended December 31, 2023 and bookings of $269.2 million and $902.2 million for the three and last twelve months ended December 31, 2023, respectively. KGS includes Kratos’ Space, Satellite, Cyber and Training Solutions business, which reported a book to bill ratio of 1.2 to 1.0 for the fourth quarter and the last twelve months ended December 31, 2023. Bookings for Kratos’ Space, Satellite, Cyber and Training business for the three months and last twelve months ended December 31, 2023 were $132.2 million and $493.5 million, respectively. KGS’s total backlog at the end of the fourth quarter of 2023 was $988.0 million, as compared to $937.3 million at the end of the third quarter of 2023.

Kratos reported consolidated bookings of $330.3 million and a book-to-bill ratio of 1.2 to 1.0 for the fourth quarter of 2023, and consolidated bookings of $1.15 billion and a book-to-bill ratio of 1.1 to 1.0 for the last twelve months ended December 31, 2023. Consolidated backlog was $1.24 billion on December 31, 2023 and $1.17 billion on October 1, 2023. Kratos’ bid and proposal pipeline was $11.0 billion at December 31, 2023 and $10.3 billion at October 1, 2023. Backlog at December 31, 2023 included funded backlog of $944.6 million and unfunded backlog of $299.3 million.

Full Year 2023 Results

Kratos reported its full year 2023 financial results, including Revenues of $1.037 billion, Operating Income of $31.1 million, Net Loss attributable to Kratos of $8.9 million, Adjusted EBITDA of $95.4 million and a consolidated book to bill ratio of 1.1 to 1.0.

Included in the full year 2023 Net Loss and Operating Income is non-cash stock compensation expense of $25.3 million and Company-funded Research and Development (R&D) expense of $38.4 million, which includes significant ongoing development efforts in our Space and Satellite Communications business to develop our first to market, virtual, software-based OpenSpace command & control (C2), telemetry tracking & control (TT&C) and other ground system solutions. The full year 2023 Net Loss attributable to Kratos includes $11.3 million attributable to a non-controlling interest, which includes charges of $9.9 million of adjustments recorded to reflect the estimated increase in the value of the redeemable non-controlling interest to the estimated redemption amount by Kratos.

Kratos reported full year 2023 GAAP Net Loss attributable to Kratos of $8.9 million and a GAAP Net Loss per share of $0.07, compared to a GAAP Net Loss attributable to Kratos of $36.9 million and a GAAP Net Loss per share of $0.29 for the full year 2022. Adjusted earnings per share (EPS) was $0.42 for the full year 2023, compared to $0.31 for full year 2022.

Full year 2023 Revenues of $1.037 billion increased $138.8 million, reflecting 15.5 percent growth and 12.6 percent organic growth, respectively, from full year 2022 Revenues of $898.3 million. Full year 2023 Cash Flow Generated from Operations was $65.2 million, primarily reflecting the receipt of accelerated favorable customer milestone payments, offset partially by working capital uses including increases in inventories of approximately $29.6 million. Free Cash Flow Generated from Operations was $21.1 million after funding of $52.4 million of capital expenditures, less $8.3 million in receipt of proceeds for sale of Valkyries that were built as Kratos capital assets. Full year 2023 capital expenditures were elevated due primarily to the manufacture of the two production lots of Valkyries prior to contract award to meet anticipated customer orders and requirements.

For full year 2023, KUS generated Revenues of $212.2 million, which included contribution of $6.4 million from the recent STS acquisition, as compared to $221.7 million in the full year 2022, primarily reflecting reduced tactical drone activity. KUS’s Operating Income was $4.2 million in full year 2023 compared to an Operating Loss of $2.8 million in full year 2022. KUS’s Adjusted EBITDA for full year 2023 was $14.8 million, compared to full year 2022 KUS Adjusted EBITDA of $12.5 million, reflecting the reduced volume offset by a more favorable mix.

For full year 2023, KGS Revenues of $824.9 million increased $148.3 million, reflecting 21.9 percent growth and 18.9 percent organic growth, respectively, from Revenues of $676.6 million in full year 2022. The increased Revenues includes organic revenue growth in our Space, Satellite, Cyber and Training Solutions, Turbine Technologies, C5ISR, and Microwave Products businesses.

KGS reported operating income of $52.7 million in full year 2023 compared to $27.2 million in full year 2022, primarily reflecting a more favorable mix and increased revenue volume. Full year 2023 KGS Adjusted EBITDA was $80.6 million, compared to full year 2022 KGS Adjusted EBITDA of $58.2 million, primarily reflecting the more favorable mix and increased revenue.

Kratos’ Space, Satellite, Cyber and Training business generated Revenues of $423.0 million in full year 2023 compared to $359.0 million in full year 2022, reflecting a 17.8 percent growth and organic growth rate.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos’ strategy as a technology company and making internally funded investments to be first to market with affordable systems, software and products, is being successfully executed. Additionally, Kratos taking the prime or lead position on program opportunities where we believe the Kratos internal investment required is acceptable and the probability of Kratos win is high, and also Kratos teaming with a traditional system integrator partner, for a combined even greater probability of win on other opportunities is clearly working. Kratos’ low cost, innovation, rapid development and engineering up front for affordable mass production, brings significant value to our customers, our prime system integrator partners in teaming situations, and to our shareholders.”

Mr. DeMarco continued, “As we begin 2024, expected Kratos’ base case growth areas include: satellite communications; jet engines for drones, missiles, loitering munitions, supersonic and space systems; hypersonic systems; C5ISR and microwave electronics for missile, radar and CUAS systems and augmented reality training systems. We are currently producing approximately 160 high performance tactical and target jet drones annually, with a validated and executing supply chain in place, and we are making the investments necessary to triple our drone production capacity. As the only Company with a family of affordable, attritable, tactical jet drones flying today with weapons range pedigree and with additional new jet drones in development, all under customer funded contracts, we are confident that we will be successful. We are forecasting Kratos’ unmanned systems business to be one of our leading growth drivers in 2024, including target drone production and tactical drone RDT&E and S&T contracts, including a new tactical drone program award.”

Mr. DeMarco concluded, “Business challenges include our ability to obtain and retain qualified personnel, including those that are willing and able to obtain National Security clearances and the related high cost of these individuals, which is currently adversely impacting our margins. Additionally, the U.S. Federal Government budgetary situation is a challenge for the industry and for Kratos, and one that we cannot control and an extended Continuing Resolution Authorization (CRA) could adversely impact our business and financial forecast if not resolved soon.”

Financial Guidance

We are providing our initial 2024 first quarter and full year financial guidance, which includes our current forecasted business mix, and our assumptions, including as related to: employee sourcing, hiring and retention; manufacturing, production and supply chain disruptions; parts shortages and related continued potential significant cost and price increases, including for employees, materials and components that are impacting the industry and Kratos. The range of our expected first quarter and full year 2024 Revenues and Adjusted EBITDA includes assumptions of forecasted execution, including the number and estimated costs of qualified personnel expected to be obtained and retained to successfully execute on our programs and contracts, as well as expected contract awards. A U.S. Government budget was not passed by October 1, 2023, the beginning of Federal Fiscal Year 2024, and as a result, Kratos and others in our industry are operating under a Continuing Resolution Authorization (CRA), which currently expires March 8, 2024, under which no new contracts and no increases in existing contracts production or funding, among other stipulations, is permitted. Kratos’ 2024 financial forecast and guidance provided today assumes that the current CRA will be resolved and that a U.S. Federal and DoD budget which includes no unexpected budget cuts impacting our business will be in place by March 8, 2024. As a result, similar to Kratos’ 2023 quarterly financial trajectory, which fiscal year also experienced a CRA, we are forecasting Kratos’ third and fourth financial quarter’s results of 2024 to be significantly greater than the fiscal first and second quarter’s results, with the fourth quarter expected to be particularly strong in both revenue and Adjusted EBITDA. If the current CRA goes beyond the existing March 8, 2024 date, we will evaluate Kratos’ 2024 financial forecast at that time, based on the existing facts, circumstances and expectations.

Kratos’ 2024 financial forecast and guidance includes elevated investments for capital expenditures, including continued manufacture of two production lots of Valkyries prior to contract award, to meet anticipated customer orders and requirements, the expansion and build-out of the Company’s Microwave Products production facilities, and the expansion of our manufacturing and production facilities in our Rocket Systems and Hypersonic businesses.

Our first quarter and full year 2024 guidance ranges are as follows:

Current Guidance Range
$M	Q124	FY24
Revenues	$240 - $260	$1,125 - $1,150
R&D	$9 - $11	$42 - $45
Operating Income	$1 - $3	$37 - $41
Depreciation	$6 - $8	$28 - $30
Amortization	$2 - $3	$8 - $10
Stock Based Compensation	$6 - $7	$26 - $28
Adjusted EBITDA	$16 - $18	$102 - $107
Operating Cash Flow		$50 - $60
Capital Expenditures		$70 - $80
Free Cash Flow Use		($10 - $30)

Management will discuss the Company’s financial results, on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. The call will be available at www.kratosdefense.com. Participants may register for the call using this Online Form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN that can be used to access the call. For those who cannot access the live broadcast, a replay will be available on Kratos’ website.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a technology, products, system and software company addressing the defense, national security, and commercial markets. Kratos makes true internally funded research, development, capital and other investments, to rapidly develop, produce and field solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ approach designed to reduce cost, schedule and risk, enabling us to be first to market with cost effective solutions. We believe that Kratos is known as an innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low cost future manufacturing which is a value add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers. Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe that our probability of win (PWin) is high and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of PWin is greater or required investment is beyond Kratos’ comfort level. Kratos’ primary business areas include virtualized ground systems for satellites and space vehicles including software for command & control (C2) and telemetry, tracking and control (TT&C), jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, C5ISR and microwave electronic products for missile, radar, missile defense, space, satellite, counter UAS, directed energy, communication and other systems, and virtual & augmented reality training systems for the warfighter. For more information, visit www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its first quarter and full year 2024 revenues, organic revenue growth rates, R&D, operating income (loss), depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2024 operating cash flow, capital expenditures and other investments, and free cash flow, the Company’s future growth trajectory and ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such improved revenue mix and profit, including the Company’s ability to achieve sustained year over year increasing revenues, profitability and cash flow, the Company’s expectation of ramp on projects and that investments in its business, including Company funded R&D expenses and ongoing development efforts, will result in an increase in the Company’s market share and total addressable market and position the Company for significant future organic growth, profitability, cash flow and an increase in shareholder value, the Company’s bid and proposal pipeline and backlog, including the Company’s ability to timely execute on its backlog, demand for its products and services, including the Company’s alignment with today’s National Security requirements and the positioning of its C5ISR and other businesses, planned 2024 investments, including in the tactical drone and satellite areas, and the related potential for additional growth in 2025 and beyond, ability to successfully compete and expected new customer awards, including the magnitude and timing of funding and the future opportunity associated with such awards, including in the target and tactical drone and satellite communication areas, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and control (TT&C) product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions and to achieve financial leverage on fixed administrative costs, the ability of the Company’s advanced purchases of inventory to mitigate supply chain disruptions and the timing of converting these investments to cash through the sales process, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in U.S. Department of Defense (DoD) budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 and employee absenteeism, supply chain disruptions, availability of an experienced skilled workforce, inflation and increased costs, risks related to potential cybersecurity events or disruptions of our information technology systems, and delays in our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the unmanned aerial systems and unmanned ground sensor markets do not experience significant growth; risks that products we have developed or will develop will become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification; risks relating to the ongoing conflict in Ukraine and the Israeli-Palestinian military conflict; risks to our business in Israel; risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and compete in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business, including with respect to our ability to recruit and retain sufficient numbers of qualified personnel to execute on our programs and contracts, as well as expected contract awards and risks related to increasing interest rates and risks related to the interest rate swap contract to hedge Term SOFR associated with the Company’s Term Loan A; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics
This news release contains non-GAAP financial measures, including organic revenue growth rates, Adjusted EPS (computed using income from continuing operations before income taxes, excluding income (loss) from discontinued operations, excluding income (loss) attributable to non-controlling interest, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items, non-recoverable rates and costs, and foreign transaction gains and losses, less the estimated impact to income taxes) and Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures plus proceeds from sale of assets and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2023	2022	2023	2022

Service revenues	$100.8	$89.9	$402.6	$325.2
Product sales	173.0	159.4	634.5	573.1
Total revenues	273.8	249.3	1,037.1	898.3
Cost of service revenues	76.0	67.8	303.2	239.0
Cost of product sales	125.9	120.1	465.3	433.3
Total costs	201.9	187.9	768.5	672.3
Gross profit - service revenues	24.8	22.1	99.4	86.2
Gross profit - product sales	47.1	39.3	169.2	139.8
Total gross profit	71.9	61.4	268.6	226.0

Selling, general and administrative expenses	47.4	43.5	184.1	169.6
Acquisition and restructuring related items and other	0.4	0.5	1.3	7.5
Research and development expenses	8.0	10.6	38.4	38.6
Depreciation	2.1	1.6	6.9	5.5
Amortization of intangible assets	2.3	1.1	6.8	7.4
Operating income (loss)	11.7	4.1	31.1	(2.6)
Interest expense, net	(5.0)	(4.8)	(20.5)	(17.7)
Loss on extinguishment of debt	—	—	—	(13.0)
Other income, net	0.9	1.6	0.5	0.6
Income (loss) from continuing operations before income taxes	7.6	0.9	11.1	(32.7)
Provision for income taxes from continuing operations	2.0	6.0	8.9	1.4
Income (loss) from continuing operations	5.6	(5.1)	2.2	(34.1)
Income from discontinued operations, net of income taxes	—	0.2	0.2	0.9
Net income (loss)	$5.6	$(4.9)	$2.4	$(33.2)
Less: Net income attributable to noncontrolling interest	3.2	3.4	11.3	3.7
Net income (loss) attributable to Kratos	$2.4	$(8.3)	$(8.9)	$(36.9)

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$0.02	$(0.07)	$(0.07)	$(0.30)
Income from discontinued operations	—	—	—	0.01
Net income (loss)	$0.02	$(0.07)	$(0.07)	$(0.29)

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$0.02	$(0.07)	$(0.07)	$(0.30)
Income from discontinued operations	—	—	—	0.01
Net income (loss)	$0.02	$(0.07)	$(0.07)	$(0.29)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	132.1	127.3	130.4	126.7
Diluted weighted average common shares outstanding	134.4	127.3	130.4	126.7

Adjusted EBITDA (1)	$29.1	$19.2	$95.4	$70.7

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income attributable to noncontrolling interest, income from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction loss (gain).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income (loss) or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net loss to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Non-recoverable rates and costs. In fiscal 2022, the Company incurred non-recoverable rates and costs as a result of its inability to hire the required direct labor base to execute on its backlog due to a challenging environment in hiring and retaining skilled personnel. In addition, in 2022 the Company incurred non-recoverable rate growth resulting from a smaller than planned direct labor base due to delays in customer program execution and awards.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net Income (Loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2023	2022	2023	2022

Net income (loss) attributable to Kratos	$2.4	$(8.3)	$(8.9)	$(36.9)
Income from discontinued operations, net of income taxes	—	(0.2)	(0.2)	(0.9)
Interest expense, net	5.0	4.8	20.5	17.7
Loss on extinguishment of debt	—	—	—	13.0
Provision for income taxes from continuing operations	2.0	6.0	8.9	1.4
Depreciation (including cost of service revenues and product sales)	6.9	6.6	26.4	23.1
Stock-based compensation	6.3	6.4	25.3	26.3
Foreign transaction loss (gain)	0.3	(1.4)	1.7	0.1
Amortization of intangible assets	2.3	1.1	6.8	7.4
Amortization of capitalized contract and development costs	0.3	0.3	2.3	1.3
Acquisition and restructuring related items and other	0.4	0.5	1.3	14.5
Plus: Net income attributable to noncontrolling interest	3.2	3.4	11.3	3.7

Adjusted EBITDA	$29.1	$19.2	$95.4	$70.7

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2023	2022	2023	2022
Acquisition and transaction related items	$0.4	$0.1	$0.4	$0.7
Restructuring costs	—	0.4	—	1.5
Non-recoverable rates and costs	—	—	—	6.4
Legal related items	—	—	0.9	5.9

	$0.4	$0.5	$1.3	$14.5

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2023	2022	2023	2022
Revenues:
Unmanned Systems	$55.4	$62.7	$212.2	$221.7
Kratos Government Solutions	218.4	186.6	824.9	676.6
Total revenues	$273.8	$249.3	$1,037.1	$898.3

Operating income (loss)
Unmanned Systems	$1.0	$1.8	$4.2	$(2.8)
Kratos Government Solutions	17.5	8.8	52.7	27.2
Unallocated corporate expense, net	(6.8)	(6.5)	(25.8)	(27.0)
Total operating income (loss)	$11.7	$4.1	$31.1	$(2.6)

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income (Loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2023	2022	2023	2022
Unmanned Systems
Operating income (loss)	$1.0	$1.8	$4.2	$(2.8)
Other income	—	—	0.1	—
Depreciation	1.9	2.0	7.8	7.0
Amortization of intangible assets	1.0	0.1	1.3	0.8
Amortization of capitalized contract and development costs	0.1	0.3	1.4	1.3
Acquisition and restructuring related items and other	—	0.3	—	6.2
Adjusted EBITDA	$4.0	$4.5	$14.8	$12.5
% of revenue	7.2%	7.2%	7.0%	5.6%

Kratos Government Solutions
Operating income	$17.5	$8.8	$52.7	$27.2
Other income	1.1	0.2	2.0	0.7
Depreciation	5.0	4.6	18.6	16.1
Amortization of intangible assets	1.3	1.0	5.5	6.6
Amortization of capitalized contract and development costs	0.2	—	0.9	—
Acquisition and restructuring related items and other	—	0.1	0.9	7.6
Adjusted EBITDA	$25.1	$14.7	$80.6	$58.2
% of revenue	11.5%	7.9%	9.8%	8.6%

Total Adjusted EBITDA	$29.1	$19.2	$95.4	$70.7
% of revenue	10.6%	7.7%	9.2%	7.9%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 31,	December 25,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$72.8	$81.3
Accounts receivable, net	329.2	328.5
Inventoried costs	156.2	125.5
Prepaid expenses	16.0	11.9
Other current assets	20.0	35.4
Total current assets	594.2	582.6
Property, plant and equipment, net	243.6	213.1
Operating lease right-of-use assets	45.7	47.4
Goodwill	569.1	558.2
Intangible assets, net	62.4	55.2
Other assets	117.5	95.0
Total assets	$1,632.5	$1,551.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63.1	$57.3
Accrued expenses	35.4	33.8
Accrued compensation	64.7	52.2
Accrued interest	1.7	1.5
Billings in excess of costs and earnings on uncompleted contracts	101.8	62.1
Current portion of operating lease liabilities	12.1	10.8
Other current liabilities	12.8	15.6
Other current liabilities of discontinued operations	0.9	0.9
Total current liabilities	292.5	234.2
Long-term debt	219.3	250.2
Operating lease liabilities, net of current portion	37.8	40.8
Other long-term liabilities	83.3	77.4
Other long-term liabilities of discontinued operations	1.1	1.4
Total liabilities	634.0	604.0
Commitments and contingencies
Redeemable noncontrolling interest	22.5	11.2
Stockholders’ equity:
Additional paid-in capital	1,654.5	1,608.4
Accumulated other comprehensive income (loss)	1.7	(0.8)
Accumulated deficit	(680.2)	(671.3)
Total Kratos stockholders’ equity	976.0	936.3
Total liabilities and stockholders’ equity	$1,632.5	$1,551.5

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 31,	December 25,
	2023	2022
Operating activities:
Net income (loss)	$2.4	$(33.2)
Less: income from discontinued operations	0.2	0.9
Income (loss) from continuing operations	2.2	(34.1)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	33.2	30.5
Amortization of lease right-of-use-assets	11.5	10.4
Deferred income taxes	2.5	(3.1)
Stock-based compensation	25.3	26.3
Litigation related charges	—	5.5
Amortization of deferred financing costs	0.7	0.8
Loss on extinguishment of debt	—	13.0
Provision for doubtful accounts	1.0	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13.1)	(4.9)
Unbilled receivables	14.4	(22.4)
Inventoried costs	(29.6)	(23.8)
Prepaid expenses and other assets	(16.2)	(20.6)
Operating lease liabilities	(11.4)	(10.5)
Accounts payable	4.4	4.5
Accrued compensation	12.4	0.8
Accrued expenses	1.4	5.6
Accrued interest	0.2	0.1
Billings in excess of costs and earnings on uncompleted contracts	28.4	2.7
Income tax receivable and payable	(0.5)	0.1
Other liabilities	(1.6)	(6.5)
Net cash provided by (used in) operating activities from continuing operations	65.2	(25.6)
Investing activities:
Cash paid for acquisitions, net of cash acquired	0.3	(132.2)
Proceeds from the sale of assets	8.3	0.2
Capital expenditures	(52.4)	(45.4)
Net cash used in investing activities from continuing operations	(43.8)	(177.4)
Financing activities:
Proceeds from the issuance of long-term debt	—	200.0
Borrowing under credit facility	69.0	100.0
Redemption of Senior Secured Notes	—	(309.8)
Repayment under credit facility, term loan and other debt	(101.0)	(42.5)
Debt issuance costs	—	(3.3)
Payments under finance leases	(1.5)	(1.4)
Payments of employee taxes withheld from share-based awards	(3.7)	(12.5)
Proceeds from shares issued under equity plans	6.5	6.2
Net cash used in financing activities from continuing operations	(30.7)	(63.3)
Net cash flows from continuing operations	(9.3)	(266.3)
Net operating cash flows of discontinued operations	—	(0.1)
Effect of exchange rate changes on cash and cash equivalents	0.8	(1.7)
Net decrease in cash, cash equivalents and restricted cash	(8.5)	(268.1)
Cash, cash equivalents and restricted cash at beginning of period	81.3	349.4
Cash, cash equivalents and restricted cash at end of period	$72.8	$81.3

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2023	2022	2023	2022
Net income (loss) attributable to Kratos	$2.4	$(8.3)	$(8.9)	$(36.9)
Less: GAAP provision for income taxes	2.0	6.0	8.9	1.4
Less: Net income attributable to noncontrolling interest	3.2	3.4	11.3	3.7
Less: Income from discontinued operations, net of income taxes	—	(0.2)	(0.2)	(0.9)
Income (loss) from continuing operations before taxes	7.6	0.9	11.1	(32.7)
Add: Amortization of intangible assets	2.3	1.1	6.8	7.4
Add: Amortization of capitalized contract and development costs	0.3	0.3	2.3	1.3
Add: Depreciation	6.9	6.6	26.4	23.1
Add: Stock-based compensation	6.3	6.4	25.3	26.3
Add: Loss on extinguishment of debt	—	—	—	13.0
Add: Foreign transaction loss (gain)	0.3	(1.4)	1.7	0.1
Add: Acquisition and restructuring related items and other	0.4	0.5	1.3	14.5
Non-GAAP Adjusted income from continuing operations before income taxes	24.1	14.4	74.9	53.0
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	8.1	3.7	20.7	13.1
Non-GAAP Adjusted net income	$16.0	$10.7	$54.2	$39.9

Diluted earnings per common share	$0.02	$(0.07)	$(0.07)	$(0.29)
Less: GAAP provision for income taxes	0.01	0.05	0.07	0.01
Less: Net income attributable to noncontrolling interest	0.03	0.03	0.09	0.03
Less: Income from discontinued operations, net of income taxes	—	—	—	(0.01)
Add: Amortization of intangible assets	0.02	0.01	0.05	0.06
Add: Amortization of capitalized contract and development costs	—	—	0.02	0.01
Add: Depreciation	0.05	0.05	0.20	0.18
Add: Stock-based compensation	0.05	0.05	0.20	0.21
Add: Loss on extinguishment of debt	—	—	—	0.10
Add: Foreign transaction loss (gain)	—	(0.01)	0.01	—
Add: Acquisition and restructuring related items and other	—	—	0.01	0.11
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	(0.06)	(0.03)	(0.16)	(0.10)
Adjusted income from continuing operations per diluted common share	$0.12	$0.08	$0.42	$0.31

Weighted average diluted common shares outstanding	134.4	127.3	130.4	126.7

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income from continuing operations before income taxes and recalculating the income tax provision, including current and deferred income taxes, using the Adjusted income from continuing operations before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
-end-